Exhibit 10.13(a)

Revised Schedule to Severance Agreement

Horace Mann Educators Corporation (“HMEC”) and Horace Mann Service Corporation (“HMSC”) entered into severance agreements for change of control with the following persons on the dates shown. These agreements are substantially similar to the one included as Exhibit 10.13 to HMEC’s Annual Report on Form 10-K for the year ended December 31, 2012 except that the multiple of the highest annual compensation received by the employee in the five preceding years used to determine a one-time cash payment is equal to the duration listed below.

Employee	Duration	Original Agreement Date	Replacement Agreement Date

Ann M. Caparrós	2.9 years	March 1994	December 2011
Paul D. Andrews	2 years	July 2001	December 2011
Bret A. Conklin	2 years	January 2002	December 2011
Dwayne D. Hallman	2 years	January 2003	December 2011
Ricky A. Renner	2 years	July 2001	December 2011
Robert E. Rich	2 years	February 2001	December 2011